As filed with the Securities and Exchange Commission on December 3, 1999.

Registration No. 333-92073

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

______________________

STRUCTURAL DYNAMICS RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Ohio

(State or other jurisdiction of incorporation or organization)

2000 Eastman Drive, Milford, Ohio 45150 (513) 576-2400

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

31-0733928

(I.R.S. Employer Identification No.)

________________

John A. Mongelluzzo

Structural Dynamics Research Corporation

2000 Eastman Drive

Milford, Ohio 45150

(513) 576-2401

Fax: (513) 576-2125

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Copy to:

Charles F. Hertlein, Jr.

Dinsmore & Shohl LLP

1900 Chemed Center

255 East Fifth Street

Cincinnati, Ohio 45202

(513) 977-8315

Fax: (513) 977-8141

Approximate date of commencement of proposed sale to the public;

As soon as practicable after this Registration Statement becomes effective.

_________________

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	466,654	$10.65625(2)	$4,972,781.69	$1,312.81

(1) Also includes an indeterminate number of shares of Common Stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Estimated pursuant to Rule 457(g) solely for the purpose of calculating the amount of the registration fee.

_______________

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

_________________________________________________________________________________________________

PROSPECTUS

466,654 Shares

STRUCTURAL DYNAMICS RESEARCH CORPORATION

Common Stock

_______________

The shareholders of Structural Dynamics Research Corporation listed in this prospectus are offering their shares of common stock for sale to the public at prevailing market prices by means of this prospectus. Structural Dynamics Research Corporation itself is not offering any shares of stock for sale and will not receive any proceeds from this offering. The selling shareholders are all former shareholders of TD Technologies, Inc. who received their stock through the merger of TD Technologies into Structural Dynamics Research Corporation.

__________

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

____________

The date of this prospectus is December 3, 1999

TABLE OF CONTENTS

STRUCTURAL DYNAMICS RESEARCH CORPORATION 1

RISK FACTORS 1

THE OFFERING 3

SELLING SHAREHOLDERS 3

PLAN OF DISTRIBUTION 5

LEGAL MATTERS 5

EXPERTS 6

WHERE TO FIND MORE INFORMATION 6

FORWARD-LOOKING STATEMENTS 6

STRUCTURAL DYNAMICS RESEARCH CORPORATION

Structural Dynamics Research Corporation was formed in 1967 as an engineering services business and has become a leading supplier of :

- mechanical design automation software

- product data management software

- related services

Our mechanical design automation software product, I-DEAS Master Series (trademark),is a world-class, integrated CAD/CAM/CAE solution which allows manufacturers to optimize product performance and reduce costs while streamlining the product development process. Our product data management software product, the Metaphase Enterprise suite, offers comprehensive solutions for:

- electronic document management

- configuration management

- process/work flow

Our principal address is 2000 Eastman Drive, Milford, Ohio 45150. Our main telephone number at that address is (513) 576-2400.

RISK FACTORS

The highly competitive nature of our industry may limit our business in the future.

Our business is the development and marketing of software products for computer-aided engineering, computer-aided design, computer-aided manufacturing, and product data management. The market for these types of software products is intensely competitive. We have a number of significant competitors with substantial technical, marketing and financial resources. Competitive pressures from them could adversely affect our business in the future.

Our business could be negatively affected if we are unable to keep up with the rapid pace of technological change which characterizes our industry.

Our industry is characterized by rapid technological advances in both hardware and software. To maintain our competitive position, we must continually enhance our existing products and pursue the development and introduction of new products. This requires us to remain on the forefront of a number of technologies by making substantial investments in research and development. If we are for some reason unable to continue making such investments, or if our efforts are unsuccessful, our business could be negatively affected.

Disruptions or instability in the international economy could negatively affect our business.

A substantial portion of our revenues is derived from sales to customers in Europe and the Asia Pacific region. There are risks in the operation of any business outside the United States, such as:

- exposure to foreign currency fluctuations and devaluation caused by either general economic forces or government intervention

- restrictions imposed by domestic export laws and regulations and foreign import laws and regulations

- import/export quotas and taxes or tariffs

- the inherent instability associated with political and economic events beyond our control

- the general difficulty of administering a business organization at long distances across national borders

If we are unable to continue to attract and retain management and technical personnel, our business could be negatively affected.

Competition for the services of skilled software developers, engineers, sales and marketing personnel, and management personnel is intense in our industry. Our ability to continue the development of commercially-viable products and to maintain our competitive position in our market depends upon our ability to continue attracting and thereafter retaining such employees. If we are unable to do so, our business will be negatively affected.

We may experience difficulties in the integration of acquired businesses into our existing business which could negatively affect our results of operations.

Our business strategy includes growth through strategic acquisitions. We have acquired businesses at the rate of one or two per year over the past few years and this trend may continue. Our acquisition strategy will present challenges for management, including:

- requiring management attention to be focused on integration instead of on our core business

- possible adverse effects on operating performance resulting from increased goodwill amortization and unanticipated liabilities or contingencies

- increased interest cost

- the issuance of additional securities

Any failure or inability to successfully implement these and other factors may have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to successfully integrate and manage the businesses we acquire. If management is unable to successfully implement our growth strategy or manage our growth effectively, our business, financial condition and results of operations could be materially adversely affected.

The year 2000 could negatively affect the computer programs and systems upon which we depend.

We anticipate that all of our software products will be year 2000 compliant before the end of 1999. However, we also rely on computer applications to manage and monitor our accounting, sales, development and administrative functions. In addition, our suppliers and service providers are reliant upon computer applications, some of which contain technology which may fail as a result of the upcoming change in century. Such failures could affect the interactions of these third parties with us. While we do believe our computer systems, applications and embedded technologies currently in use will not be materially adversely affected by the upcoming change in century, we or our technology may be adversely affected by the change in century. Failure of our software, hardware or embedded technology or that of our customers, suppliers or service providers could have a material adverse impact on our business, financial condition and results of operations.

We do not plan to pay any dividends in the near future.

We have not declared or paid, and for the near future we do not anticipate declaring or paying, dividends on our common stock.

THE OFFERING

In September 1999, we acquired TD Technologies, Inc. by means of a merger which resulted in the issuance of 466,654 restricted shares of Structural Dynamics stock to the former shareholders of TD Technologies who are the selling shareholders in this offering. Of the total number of shares offered in this offering, 399,154 shares have been issued to the selling shareholders and 67,500 are being retained by Structural Dynamics to satisfy potential claims for indemnification against the selling shareholders. As part of the merger transaction, the selling shareholders negotiated for and received a registration rights agreement which requires us to file a registration statement with the Securities and Exchange Commission which would be available for the selling shareholders to use in case they decide to sell their restricted stock in open market sales.

We have not retained an underwriting firm to handle sales of common stock by the selling shareholders. We expect the selling shareholders to work directly with broker/dealer firms of their own choosing to arrange for sales of their common stock. We also expect that the broker/dealers who arrange for sales of common stock will be compensated by commissions at whatever rates they may agree upon with the selling shareholders. We will not receive any proceeds from the selling shareholders' sales of common stock under this prospectus, and we are not responsible for compensating their brokers.

SELLING SHAREHOLDERS

The following table sets forth information as of October 29, 1999 with respect to beneficial ownership of common stock by the selling shareholders and has been provided to us by the selling shareholders. Persons named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

	Shares Beneficially Owned Prior to Offering (1)			Shares Beneficially Owned After the Offering
Selling Shareholder	Number	Percent	Shares Offered	Number	Percent
Bridget Harwell Trusts	252,284	*	252,284	-0-	-0-
Marshall Belden Trust	151,863	*	151,863	-0-	-0-
Greg Ordy	16,629	*	16,629	-0-	-0-
Ed Allbritton Trust	4,122	*	4,122	-0-	-0-
Sam Bertic	543	*	543	-0-	-0-
Ron Brittian & Trusts	3,331	*	3,331	-0-	-0-
Henry Burks	2,752	*	2,752	-0-	-0-
Don Candy	6,698	*	6,698	-0-	-0-
Michael Collins	1,357	*	1,357	-0-	-0-
Chuck Craig	2,638	*	2,638	-0-	-0-
Steven Goodwin	469	*	469	-0-	-0-
Roger Hughes	82	*	82	-0-	-0-
Kessler/LJK	444	*	444	-0-	-0-
Jim Lacy	5,913	*	5,913	-0-	-0-
Scott Mosher	229	*	229	-0-	-0-
Tom Murach	2,548	*	2,548	-0-	-0-
John Nallon	2,035	*	2,035	-0-	-0-
Kathleen Roell	1,225	*	1,225	-0-	-0-
Mark Sampson	1,797	*	1,797	-0-	-0-
Brian Sandridge	1,809	*	1,809	-0-	-0-
Sam Smith	4,032	*	4,032	-0-	-0-
Krishnan Srinivasan	1,703	*	1,703	-0-	-0-
T. J. Theodore	1,166	*	1,166	-0-	-0-
Mark Urquhart	985	*	985	-0-	-0-

__________________

* Less than 1%

(1) Includes 67,500 shares retained by Structural Dynamics to satisfy potential claims for indemnification against the selling shareholders.

PLAN OF DISTRIBUTION

The selling shareholders, from time to time, may sell their common stock on the Nasdaq National Market in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling shareholders may sell their common stock by one or more of the following methods:

- trades of large blocks of our common stock assembled from several owners, in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

- purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus

- an exchange distribution in accordance with the rules of the relevant exchange

- ordinary brokerage transactions and transactions in which the broker solicits purchasers

- privately negotiated transactions

In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling shareholders to sell a specified number of such shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for selling shareholders, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares of common stock from time to time in transactions in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares of common stock commissions as described above. The selling shareholders may also sell shares of common stock in accordance with Rule 144 under the Securities Act, rather than under this prospectus.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales they make. In that case, any commissions received by broker-dealers and any profit on the resale of shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. From time to time the selling shareholders may engage in the following kinds of transactions:

- short sales

- short sales against the box, which means transacting short sales even though they have an actual ownership position in the shares

- puts and calls

- transactions in other securities of Structural Dynamics

- derivatives of Structural Dynamics securities

- the sale or delivery of shares of common stock in settlement of securities loans.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by our counsel, Dinsmore & Shohl LLP, Cincinnati, Ohio. One of our directors, John E. McDowell, is of counsel with Dinsmore & Shohl LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE TO FIND MORE INFORMATION

Government Filings. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any documents that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The public reference rooms impose a nominal fee for copying requested documents. Our SEC filings are also available to you free of charge at the SEC's website at http://www.sec.gov. Our SEC file number is 820235.

Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information included in this document.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

1. Our Annual Report on Form 10-K, which includes sections from our Annual Report to Shareholders, for the year ended December 31, 1998.

2. Our Proxy Statement dated April 1, 1999.

3. Our Quarterly Reports for the quarters ended March 31, June 30 and September 30, 1999.

You may request free copies of these filings by writing or telephoning us at the following address:

John A. Mongelluzzo

Vice President, General Counsel

and Secretary

Structural Dynamics Research Corporation

2000 Eastman Drive

Milford, Ohio 45150

Telephone: 513-576-2401

FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements" that include statements regarding the intent, belief or current expectations of Structural Dynamics Research Corporation, our directors or our executive officers about the many factors which could affect our business, some of which are:

- trends affecting our financial condition or results of operations

- our business and growth potential

- various risk factors

- pro forma financial data

You should be aware that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. We have identified several important factors that could cause these sorts of differences in the section above entitled "Risk Factors".

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an itemized statement of the expenses (all except the registration fees are estimates) in connection with the issuance of the securities being registered hereunder. All such expenses will be borne by the Company.

SEC registration fees $1,312.81

Legal fees and expenses $3,500.00

Accounting fees and expenses $3,500.00

Miscellaneous $687.19

Total $9,000.00

Item 15. Indemnification of Directors and Officers

The Company's Code of Regulations provides that each person who is made a party or is otherwise involved in any action, suit or proceeding, by reason of the fact that he/she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent or another entity, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Ohio General Corporation Law (the "OGCL") against all expenses, liability and loss, including attorneys' fees. The OGCL permits indemnification in non-shareholder derivative actions for expenses, judgments, fines and settlement amounts, if the director or officer acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful. In a shareholder derivative action, the OGCL permits indemnification for expenses only if the director or officer acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Company, unless the director or officer has been adjudged to be liable for negligence or misconduct in the performance of his/her duties. The intent of the Company's Code of Regulations is to make indemnification for directors and officers mandatory rather than permissive. In addition, the Code of Regulations requires the Company to pay a director's or officer's expenses incurred in defending any such proceeding in advance of the proceeding's final disposition, provided that the director or officer delivers to the Company an undertaking to repay all advanced amounts if it is ultimately determined that he/she is not entitled to be indemnified under Ohio law. To the extent that an officer or director is successful on the merits in any proceeding, Ohio law mandates indemnification for expenses, including attorneys' fees. The Code of Regulations also provides a procedure whereby a director or officer denied indemnification may bring an action against the Company to recover the amount of his/her indemnification claim, and the burden of proving that the director or officer did not meet the applicable standard of conduct described in the OGCL is placed on the Company. The Company's Code of Regulations also provides that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Company against any expense, liability, or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the OGCL.

Item 16. Exhibits

Each of the following exhibits is filed or incorporated by reference in this Registration Statement.

Exhibit

Number Description of Exhibit

(5) and (23.1) Opinion and consent of Dinsmore & Shohl LLP, counsel to the Registrant

(23.2) Consent of PricewaterhouseCoopers LLP

(24) Powers of Attorney

________

Item 17. Undertakings

(a) Rule 415 Offering. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for the purpose of determining liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) Reliance on Rule 430A. The undersigned registrant will:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milford, State of Ohio on the 30th day of November, 1999.

STRUCTURAL DYNAMICS RESEARCH CORPORATION

By: /S/ William J. Weyand

William J. Weyand

Chairman of the Board, President

and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John A. Mongelluzzo and Jeffrey J. Vorholt, and each of them, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, and each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-3, and to perform any acts necessary to be done in order to file such amendment with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature Title Date

/S/ William J. Weyand Chairman of the Board, November 30, 1999

William J. Weyand President and

Chief Executive Officer

(Principal Executive Officer)

/S/ Jeffrey J. Vorholt Vice President, November 30, 1999

Jeffrey J. Vorholt Chief Financial Officer and

Treasurer

(Principal Financial and

Accounting Officer)

/S/ William P. Conlin Director November 30, 1999

William P. Conlin

/S/ Bannus B. Hudson Director November 30, 1999

Bannus B. Hudson

/S/ John E. McDowell Director November 30, 1999

John E. McDowell

/S/ James W. Nethercott Director November 30, 1999

James W. Nethercott

/S/ Arthur B. Sims Director November 30, 1999

Arthur B. Sims

/S/ Gilbert R. Whitaker, Jr. Director November 30, 1999

Gilbert R. Whitaker, Jr.

INDEX TO EXHIBITS

Exhibit No.	Description	Page
5 and 23.1	Opinion of Dinsmore & Shohl LLP as to the legality of the securities being registered.
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants
24	Power of Attorney	*

* Contained herein on the signature page